Contact:	Robert C. Weiner Vice President, Investor Relations 904-332-3287

PSS WORLD MEDICAL APPOINTS JEFFREY C. CROWE AS NEW DIRECTOR

Crowe is a member of the Board of the U.S. Chamber of Commerce

Jacksonville, Florida (March 22, 2007) – PSS World Medical, Inc. (NASDAQ GS:PSSI) announced today that its Board of Directors has appointed Jeffrey C. Crowe, age 60, as a new director, effective immediately, filling the vacancy created by the retirement of Clark A. Johnson from the Board.

David A. Smith, Chairman of the Board, President, and Chief Executive Officer of PSS World Medical, commented, “Mr. Crowe is a great addition to our Board. He brings a wealth of knowledge and experience, especially with the use of technology and logistics, to serve a fragmented market. He is also a proven business leader with a track record of superior shareholder returns.”

Mr. Crowe currently serves as the Chairman of the Board of Landstar System, Inc. (NASDAQ GS: LSTR). From 1991 to 2004, serving as Landstar’s Chairman and Chief Executive Officer (and as President from 1991-2001), Mr. Crowe led revenue growth from $839 million to approximately $1.6 billion, and is one of the founding officers instrumental in taking the company public in 1993. Landstar was named the “Best Managed Company” in the transportation category by Forbes magazine in 2006 and has been named one of “America’s Best Big Companies” by Forbes for eight consecutive years, as well as one of Fortune magazine’s “Most Admired Companies” for 2007.

Mr. Crowe currently serves on the Board of Directors for Silgan Corporation, SunTrust Bank, the U.S. Chamber of Commerce and the National Chamber Foundation. He previously served on the Board of Trustees for United Way of Northeast Florida and was the Chairman of the Board of both the U.S. Chamber of Commerce and the National Defense Transportation Association. He holds a B.A. degree from Drake University.

PSS World Medical, Inc. is a national distributor of medical products to physicians and elder care providers through its two business units. Since its inception in 1983, PSS has become a leader in the two market segments that it serves with a focused market approach to customer services, a consultative sales force, strategic acquisitions, strong arrangements with product manufacturers and a unique culture of performance.

All statements in this release that are not historical facts, including, but not limited to, statements regarding anticipated growth in revenue, gross and operating margins, and earnings, statements regarding the Company’s current business strategy, the Company’s ability to complete and integrate acquired businesses and generate acceptable rates of return, the Company’s projected sources and uses of cash, and the Company’s plans for future development and operations, are based upon current expectations These statements are forward looking in nature and involve a number of risks and uncertainties. Actual results may differ materially. The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company also wishes to caution readers that it undertakes no duty or is under no obligation to update or revise any forward-looking statements.

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